SUBSIDIARIES OF THE REGISTRANT



                           1) SanDisk KK

                           2) SanDisk GMBH

                           3) SanDisk Israel

                           4) SanDisk Hong Kong

                           5) SanDisk International Sales, Inc.

                           6) SanDisk Foreign Sales Corporation